SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                 POTOMAC INSURANCE TRUST

Address of Principal Business Office:

                      1311 Mamaroneck Avenue
                      White Plains, New York 10605

Telephone Number:     914-614-6320

Name and address of Agent for service of process:

                      Daniel D. O'Neill
                      1311 Mamaroneck Avenue
                      White Plains, New York 10605


Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

        YES  / X /    NO  /   /
              ---          ---

        Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of White Plains and State of New York on the 28th day of December, 1999.


                                    POTOMAC INSURANCE TRUST


                                    By: /s/ Lawrence C. Rafferty
                                        ---------------------------
                                        Lawrence C. Rafferty
                                        Chief Executive Officer



Attest: /s/ Philip A. Harding
        ----------------------------
        Philip A. Harding
        Senior Vice President